Exhibit 4.1

FIFTH SUPPLEMENTAL INDENTURE

Dated as of July 30, 2007

Between

DAIMLERCHRYSLER COMPANY LLC
as Issuer,

DAIMLERCHRYSLER AG
as Guarantor

And

U.S. BANK NATIONAL ASSOCIATION
as Trustee

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FIFTH SUPPLEMENTAL INDENTURE (the “Fifth Supplemental Indenture”), dated as of July 30, 2007, among, DaimlerChrysler Company LLC (the “Company”), a Delaware limited liability company, in its capacity as issuer, DaimlerChrysler AG (the “Guarantor”), a German corporation in its capacity as guarantor and U.S. Bank National Association (the “Trustee”), not in its individual capacity but solely as successor trustee under the under the Indenture referred to herein.

RECITALS OF THE COMPANY

WHEREAS, the Company, the Guarantor and Manufacturers Hanover Trust Company, as predecessor trustee, heretofore executed and delivered an Indenture, dated as of March 1, 1985 (as amended and supplemented by the First Supplemental Indenture dated as of May 30, 1986, the Second Supplemental Indenture dated as of December 31, 1989, the Third Supplemental Indenture (the “Third Supplemental Indenture”) dated as of May 1, 1990 and the Fourth Supplemental Indenture dated as of February 15, 1999, as so supplemented and amended, the “Indenture”), pursuant to which the Company has issued debentures, notes, bonds or other evidence of indebtedness, including its debentures due 2020 in the aggregate principal amount of $225,000,000 (the “Debentures”), issued on June 21, 2007 in exchange for the outstanding  Auburn Hills 12.375% Trust Guaranteed Exchangeable Certificates due 2020 (the “Certificates”), issued pursuant to the Trust Agreement, dated as of May 1, 1990, as amended and supplemented, among the Company, DCAG, as guarantor and The Bank of New York Trust Company, N.A., as successor trustee.

WHEREAS, Section 902 of the Indenture provides that the Company and the Trustee may amend certain terms and covenants of the Indenture with respect to the Debentures with the consent of the Holders of not less than 66 2/3% in principal amount of the outstanding Debentures as of the date hereof affected by such amendments.

WHEREAS, the Company is undertaking to execute and deliver this Fifth Supplemental Indenture to amend certain terms and covenants of the Indenture with respect to the Debentures and to waive any past Defaults and Events of Default under the Indenture (the “Proposed Amendments”) in connection with its offer to purchase for cash any and all of the outstanding Certificates and Debentures and solicitation of consents (the “Consents”) to amend the Indenture with respect to the Debentures pursuant to the Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”) of the Company dated as of June 15, 2007 and any amendments, modifications or supplements thereto and the accompanying Consent and Letter of Transmittal (the “Letter of Transmittal”) of the Company, dated as of June 15, 2007, and any amendments, modifications or supplements thereto (the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer and Consent Solicitation”).

WHEREAS, the Company has obtained the Consents to the Proposed Amendments from Holders of more than 66 2/3% in principal amount of the outstanding Debentures as of the date hereof.

WHEREAS, the parties hereto have each duly authorized the execution and delivery of this Fifth Supplemental Indenture, and all things necessary have been done to make this Fifth Supplemental Indenture a valid agreement of the parties hereto.

NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the covenants contained herein and intending to be legally bound hereby, it is mutually agreed for the equal and proportionate benefit of all Holders of the Debentures, as follows:

ARTICLE ONE

AMENDMENTS

SECTION 1.1                                                  Amendments to the Indenture with respect to the Debentures.

With respect to the Debentures only, the Indenture is hereby amended as follows:

(i)                                     Clauses (4) and (5) of Section 501 are hereby amended by deleting all of such clauses in their entirety and replacing in lieu thereof in each case the phrase “[intentionally omitted]” and all references to such clauses contained elsewhere in the Indenture are deleted in their entirety, and all references to Section 501 in the Indenture shall mean Section 501 as amended hereby.

(ii)                                  Section 801 is hereby replaced in its entirety with the following, and all references to Section 801 in the Indenture shall mean Section 801 as amended hereby:

“Company May Consolidate, etc., Only on Certain Terms.          The Company shall not consolidate with or merge into any other corporation or limited liability company or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless the Company shall consolidate with or merge into another corporation or limited liability company or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the corporation or limited liability company formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation or limited liability company organized and existing under the laws of the United States of America, any political subdividision thereof or any State thereof and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the Debt Securities and the performance of every covenant of this Indenture on the part of the Company to be performed or observed.”

(iii)                               The heading of Section 802 is hereby amended by deleting the word “Corporation” and replacing it with the word “Person”, and Section 802 is

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hereby amended by deleting, in each instance, the word “corporation” and replacing it with the word “Person”.  All references to Section 802 in the Indenture shall mean Section 802 as amended hereby.

(iv)                              Section 704 “Reports by the Company” is amended by deleting the text of such section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]” and all references to such section contained elsewhere in the Indenture are deleted in their entirety.

(v)                                 Section 1004 “Limitation on Liens” is amended by deleting the text of such section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]” and all references to such section contained elsewhere in the Indenture are deleted in their entirety.

(vi)                              Section 1005 “Limitation on Sales and Leasebacks” (as amended by Section 7.2 of the Third Supplemental Indenture) is amended by deleting the text of such section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]” and all references to such section contained elsewhere in the Indenture are deleted in their entirety.

(vii)                           All definitions set forth in the Indenture that relate to defined terms used solely in the sections and clauses deleted by this Fifth Supplemental Indenture are deleted in their entirety hereby.

SECTION 1.2                                                  Release and Waivers.

The Holders of the Debentures hereby release and waive any and all claims they may have arising from any prior action or failure to act that may constitute or give rise to a Default or Event of Default or non-compliance by the Company, DCAG or their affiliates under the Indenture.

ARTICLE TWO

GENERAL PROVISIONS

SECTION 2.1                                                  Effectiveness.

This Fifth Supplemental Indenture shall become effective on and as of the date the counterparts hereto shall have been executed and delivered by each of the parties hereto.  This Fifth Supplemental Indenture shall become operative upon the earlier to occur of (x) the date on which the tendered Debentures are accepted for purchase by the Company and are paid for by the Company in accordance with the terms of the Offer and Consent Solicitation and (y) the date on which the Company delivers a written, irrevocable notice to Global Bondholder Services Corporation, as Depositary, that all conditions to the Offer and Consent Solicitation have been waived or satisfied.

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SECTION 2.2                                                  Recitals.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to validity or sufficiency of this Fifth Supplemental Indenture.

SECTION 2.3                                                  Definitions.

Capitalized terms used in this Fifth Supplemental Indenture which are not defined herein shall have the respective meanings set forth in the Indenture.

SECTION 2.4                                                  Conflict with Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Fifth Supplemental Indenture, the latter provision shall control.  If any provision of this Fifth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Fifth Supplemental Indenture only as so modified or excluded, as the case may be.

SECTION 2.5                                                  Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction thereof.

SECTION 2.6                                                  Successors and Assigns.

All covenants and agreements in this Fifth Supplemental Indenture by each of the parties hereto shall bind or inure to the benefit of its successors and assigns, whether so expressed or not.

SECTION 2.7                                                  Separability Clause.

In case any provision in this Fifth Supplemental Indenture or in the Debentures shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.8                                                  Benefits of Fifth Supplemental Indenture.

Nothing in this Fifth Supplemental Indenture or in the Debentures, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Fifth Supplemental Indenture.

SECTION 2.9                                                  Governing Law.

This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

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SECTION 2.10                                            Indenture Confirmed.

The Indenture, except as herein amended, supplemented or modified, is in all respects ratified and confirmed by this Fifth Supplemental Indenture, and the provisions of this Fifth Supplemental Indenture shall be deemed to be a part of the Indenture.

SECTION 2.11                                            Notices.

Any request, demand, authorization, direction, notice, consent, waiver of Act of Holders or other document provided or permitted by the Indenture or this Fifth Supplemental Indenture to be made upon, given or furnished to or filed with any of the parties hereto shall be furnished in writing to such party at the address set forth in the preamble to this Fifth Supplemental Indenture.

This instrument may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

ATTEST:	DAIMLERCHRYSLER COMPANY LLC

/s/ Byron C. Babbish	By:	/s/ Thomas W. LaSorda
Name: Byron C. Babbish		Name:	Thomas W. LaSorda
Title: Assistant Secretary		Title:	President

(Corporate Seal)

DAIMLERCHRYSLER AG

	By:	/s/ ppa. Michael Mühlbayer
		Name:	Dr. Michael Mühlbayer
		Title:	Senior Vice President

	By:	/s/ ppa. Kurt Schäfer
		Name:	Kurt Schäfer
		Title:	Vice President

ATTEST:	U.S. BANK NATIONAL ASSOCIATION, as successor Trustee

/s/ Andrew M. Sinasky	By:	/s/ James P. Freeman
Name: Andrew M. Sinasky		Name:	James P. Freeman
Title: Vice President		Title:	Vice President

(Corporate Seal)

ACKNOWLEDGMENTS

STATE OF MICHIGAN	)
ss.:
COUNTY OF OAKLAND	)

On this 30th day of July, 2007, before me appeared Thomas W. LaSorda, to me personally known, who, being by me duly sworn, did say that he is the President of DAIMLERCHRYSLER COMPANY LLC, one of the parties described in and which executed the above instrument, and that the seal affixed to such instrument is the seal of such company, and that such instrument was signed and sealed on behalf of such company by authority of its Board of Directors, and such President acknowledged such instrument to be the free act and deed of such company.

/s/ Nancy G. Turnage
[NOTARIAL SEAL]	Notary Public
	My Commission Expires	September 25, 2011